Exhibit 99.1

Altimmune Announces First Quarter 2025 Financial Results and Business Update

Top-line data from IMPACT Phase 2b trial of pemvidutide in metabolic dysfunction-associated steatohepatitis (MASH) expected in Q2 2025

Phase 2 trials in Alcohol Use Disorder (AUD) and Alcohol Liver Disease (ALD), expected to initiate in Q2 and Q3 2025, respectively

Cash, cash equivalents and short-term investments of $150 million as of March 31, 2025

$100 million credit facility secured with Hercules Capital, adding balance sheet strength and financial flexibility to support continued development of pemvidutide

Webcast to be held today, May 13, 2025, at 8:30 a.m. ET

GAITHERSBURG, MD – May 13, 2025 – Altimmune, Inc. (Nasdaq: ALT), a late clinical-stage biopharmaceutical company developing novel peptide-based therapeutics for liver and cardiometabolic diseases, today announced financial results for the first quarter ended March 31, 2025, and provided a business update.

“The first quarter of 2025 was productive for Altimmune as the Company approaches a number of important milestones,” said Vipin K. Garg, Ph.D., President and Chief Executive Officer of Altimmune. “The readout of our IMPACT Phase 2b trial of pemvidutide in MASH is on-track for the second quarter of 2025. We believe that achieving statistical significance on MASH resolution and fibrosis improvement at only 24 weeks, coupled with clinically meaningful weight loss, would position pemvidutide as the best-in-class therapeutic candidate for the treatment of MASH.”

Dr. Garg continued, “At our recent R&D Day event we unveiled two additional indications for pemvidutide in AUD and ALD, and our intent to initiate Phase 2 clinical trials in these indications in Q2 and Q3, respectively. AUD and ALD are conditions of significant unmet medical need with limited treatment options. We remain committed to developing pemvidutide for treatment of liver and cardiometabolic diseases that leverage its differentiated clinical profile.”

Recent Highlights and Anticipated Milestones

MASH

●	Top-line data from the IMPACT Phase 2b trial of pemvidutide in biopsy-confirmed F2/F3 MASH expected in Q2 2025
o	Top-line data is expected to include rates of MASH resolution and fibrosis improvement, weight loss, non-invasive tests, and data on safety and tolerability.
o	A total of 212 participants were randomized, exceeding the 190 originally planned.
o	If successful, pemvidutide would be the first investigational therapy in MASH to achieve statistical significance in both MASH resolution and fibrosis improvement, as well as demonstrate meaningful weight loss, after only 24 weeks of treatment.

●	Altimmune presented new data at the EASL International Liver Congress™ 2025, including a follow-on analysis of the Company’s Phase 1b trial in MASLD using the MASH Resolution Index (MASHResInd)
o	Developed by Dr. Rohit Loomba, Professor of Medicine and Chief of Gastroenterology and Hepatology at the University of California San Diego, MASHResInd is a non-invasive measure that has been highly predictive of MASH resolution.
o	The analyses indicated that after 24 weeks of treatment, the proportion of participants receiving pemvidutide achieving MASHResInd responses exceeded 90%. These findings indicate that high rates of MASH resolution may be observed in the upcoming IMPACT Phase 2b MASH trial readout.

Additional Indications for Pemvidutide: AUD and ALD

●	During Altimmune’s R&D Day, the Company announced the development of pemvidutide in two additional indications: AUD and ALD
o	AUD and ALD are characterized by large patient populations with significant unmet medical need and very few treatment options.
o	Investigational New Drug (IND) applications were cleared by the FDA in the first quarter of 2025. The Phase 2 trials in AUD and ALD are expected to initiate in the second and third quarters of 2025, respectively.
o	Preclinical data and data from other clinical trials support the potential of pemvidutide to reduce alcohol consumption, improve liver health, and provide the added benefit of meaningful weight loss.

Corporate Update

●	The Company entered into a $100 million credit facility with Hercules Capital (NYSE: HTGC), with an initial $15 million tranche funded at closing. An additional $25 million is available in 2025 at Altimmune’s option, subject to the achievement of certain clinical and financial milestones. The remaining $60 million is available beginning in 2026, with $15 million subject to the achievement of certain clinical and financial milestones and up to $45 million available subject to approval of Hercules. The credit facility significantly increases Altimmune’s financial strength and flexibility on attractive terms.

Financial Results for the Three Months Ended March 31, 2025

●	Altimmune reported cash, cash equivalents and short-term investments totaling $150 million as of March 31, 2025.
●	Research and development expenses were $15.8 million for the three months ended March 31, 2025, compared to $21.5 million in the same period in 2024, the decrease resulting from timing of clinical trial costs. The expenses for the quarter ended March 31, 2025, included $9.2 million in direct costs related to pemvidutide development activities.
●	General and administrative expenses were $6.0 million for the three months ended March 31, 2025, compared to $5.3 million in the same period in 2024. The increase was primarily due to a $0.5 million increase in stock compensation and other labor-related expenses.
●	Interest income was $1.5 million for the three months ended March 31, 2025, compared to $2.4 million for the same period in 2024.
●	Net loss for the three months ended March 31, 2025, was $19.6 million, or $0.26 net loss per share, compared to a net loss of $24.4 million, or $0.34 net loss per share, in the same period in 2024.

Conference Call Information:

Date:	May 13, 2025
Time:	8:30 a.m. Eastern Time
Webcast:	To listen, the conference call will be webcast live on Altimmune’s Investor Relations website at https://ir.altimmune.com/investors.
Dial-in:	To participate or dial-in, register here to receive the dial-in numbers and unique PIN to access the call.

Following the conclusion of the call, the webcast will be available for replay on the Investor Relations (IR) page of the Company’s website at www.altimmune.com. The Company has used, and intends to continue to use, the IR portion of its website as a means of disclosing material non-public information and for complying with disclosure obligations under Regulation FD.

About Pemvidutide

Pemvidutide is a novel, investigational, peptide-based 1:1 GLP-1/glucagon dual receptor agonist in development for the treatment of MASH, obesity, Alcohol Use Disorder (AUD) and Alcohol Liver Disease (ALD). Activation of the GLP-1 and glucagon receptors is believed to mimic the complementary effects of diet and exercise on weight loss, with GLP-1 suppressing appetite and glucagon increasing energy expenditure. Glucagon is also recognized as having direct effects on hepatic fat metabolism, which is believed to lead to rapid reductions in levels of liver fat and serum lipids. In clinical trials to date, once-weekly pemvidutide has demonstrated compelling weight loss with class-leading lean mass preservation, and robust reductions in triglycerides, LDL cholesterol, liver fat content and blood pressure. The U.S. FDA has granted Fast Track designation to pemvidutide for the treatment of MASH. Pemvidutide completed the MOMENTUM Phase 2 obesity trial in 2024 and is being studied in the ongoing IMPACT Phase 2b MASH trial with top line results expected in late June 2025. IND applications in AUD and ALD have received FDA clearance with Phase 2 trials scheduled to commence in Q2 and Q3 2025, respectively.

About Altimmune

Altimmune is a late clinical-stage biopharmaceutical company focused on developing novel peptide-based therapeutics for liver and cardiometabolic diseases. The Company’s lead program is pemvidutide, a GLP-1/glucagon dual receptor agonist for the treatment of MASH, obesity, Alcohol Use Disorder (AUD) and Alcohol Liver Disease (ALD). For more information, please visit www.altimmune.com.

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Forward-Looking Statement

Any statements made in this press release related to the use of our credit facility with Hercules, development or commercialization of product candidates and other business and financial matters, including without limitation, trial results and data, the timing of key milestones for our clinical assets, and the prospects for the utility of, regulatory approval, commercializing or selling any product or drug candidates, are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. In addition, when or if used in this press release, the words "may," "could," "should," "anticipate," "believe," "estimate," "expect," "intend," "plan," "predict" and similar expressions and their variants, as they relate to Altimmune, Inc. may identify forward-looking statements. The Company cautions that these forward-looking statements are subject to numerous assumptions, risks, and uncertainties, which change over time. Important factors that may cause actual results to differ materially from the results discussed in the forward looking statements or historical experience include risks and uncertainties, including risks relating to: delays in regulatory review, manufacturing and supply chain interruptions, access to clinical sites, enrollment, adverse effects on healthcare systems and disruption of the global economy;  the reliability of the results of studies relating to human safety and possible adverse effects resulting from the administration of the Company's product candidates; the Company's ability to manufacture clinical trial materials on the timelines anticipated; and the success of future product advancements, including the success of future clinical trials. Further information on the factors and risks that could affect the Company's business, financial conditions and results of operations are contained in the Company's filings with the U.S. Securities and Exchange Commission, including under the heading "Risk Factors" in the Company's most recent annual report on Form 10-K and our other filings with the SEC, which are available at www.sec.gov.

Company Contact:

Gregory Weaver
Chief Financial Officer
Phone: 240-654-1450
ir@altimmune.com

Investor Contact:

Lee Roth Burns McClellan
Phone: 646-382-3403
lroth@burnsmc.com

Media Contact:

Jake Robison
Inizio Evoke Comms
Phone: 619-849-5383
jake.robison@inizioevoke.com

ALTIMMUNE, INC.

CONSOLIDATED BALANCE SHEETS

(In thousands, except share and per-share amounts)

	March 31,	December 31,
	2025	2024
	(Unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$49,104	$36,926
Restricted cash	42	42
Total cash, cash equivalents and restricted cash	49,146	36,968
Short-term investments	100,722	94,965
Accounts and other receivables	507	544
Income tax and R&D incentive receivables	1,957	2,573
Prepaid expenses and other current assets	2,930	2,204
Total current assets	155,262	137,254
Property and equipment, net	384	413
Other assets	1,617	1,639
Total assets	$157,263	$139,306
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$1,077	$211
Accrued expenses and other current liabilities	8,721	10,257
Total current liabilities	9,798	10,468
Other noncurrent liabilities	5,303	5,330
Total liabilities	15,101	15,798
Commitments and contingencies
Stockholders’ equity:
Common stock, $0.0001 par value; 200,000,000 shares authorized; 77,825,450 and 72,352,701 shares issued and outstanding as of March 31, 2025 and December 31 2024, respectively	8	7
Additional paid-in capital	728,122	689,864
Accumulated deficit	(580,965)	(561,390)
Accumulated other comprehensive loss, net	(5,003)	(4,973)
Total stockholders’ equity	142,162	123,508
Total liabilities and stockholders’ equity	$157,263	$139,306

ALTIMMUNE, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE LOSS

(In thousands, except share and per-share amounts)

	Three Months Ended
	March 31,
	2025	2024
Revenues	$5	$5
Operating expenses:
Research and development	15,827	21,487
General and administrative	5,993	5,312
Total operating expenses	21,820	26,799
Loss from operations	(21,815)	(26,794)
Other income (expense):
Interest expense	(1)	(1)
Interest income	1,545	2,413
Other income (expense), net	15	(12)
Total other income (expense), net	1,559	2,400
Net loss before income taxes	(20,256)	(24,394)
Income tax expense (benefit)	(681)	—
Net loss	(19,575)	(24,394)
Other comprehensive income — unrealized gain on short-term investments	(30)	(157)
Comprehensive loss	$(19,605)	$(24,551)
Net loss per share, basic and diluted	$(0.26)	$(0.34)
Weighted-average common shares outstanding, basic and diluted	75,547,746	70,801,713